Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2020 by and between Advent Technologies SA (the “Company”) and Christos Kaskavelis (the “Executive”), and is effective as of the Closing Date, as such term is defined in the Agreement and Plan of Merger by and among AMCI Acquisition Corp. (“Parent”), AMCI Merger Sub Corp., AMCI Sponsor LLC, Vassilios Gregoriou, and Advent Technologies, Inc., dated as of October 12, 2020 (the “Merger Agreement”).  In the event that the Closing (as such term is defined in the Merger Agreement) does not occur, this Agreement will be void and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive and the Executive wishes to accept such employment under the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.          Position and Duties.

(a)          Effective as of the Closing Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Marketing Officer.

(b)          The Executive’s duties, authorities, and responsibilities shall be those typical of a Chief Marketing Officer of a company with the size and scope of the Company.  The Executive agrees that, while employed by the Company, he will devote his reasonable best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them.  Notwithstanding the foregoing, the Executive may (i) serve on the managing boards of for-profit or not-for-profit entities with the prior approval of the Board of Directors of Parent (including any committees thereof, the “Board”), (ii) participate in charitable, community, trade, or industry groups and activities and, (iii) engage in personal investment activities, in each case to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest, or violate any provision of Section 3 of this Agreement.

(c)          The Executive’s main place of work will be the Company’s offices in Patras, Greece. The Executive acknowledges, however, that it may be necessary for the Company to transfer the Executive to any other location within Greece during the term of his employment. The Executive acknowledges that such changes in the location of his employment shall not constitute a substantial, unilateral or onerous modification of the terms of his employment by the Company. Furthermore, the Executive acknowledges that it will also be necessary for the Executive to travel, without any extra pay, whether inside or outside Greece, as required for the performance of his duties or as the Company may require.

(d)          Given his managerial status, it is self-evident that the Executive will not be subject to the law restrictions concerning, inter alia, statutory working hours, overwork, overtime work and work on the sixth day of the week, Sundays and public holidays.

(e)          The Executive agrees that, while employed by the Company, he will comply in all material respects with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.          Compensation and Benefits.  During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)          Base Salary.   The Company will pay the Executive a base salary at the rate of €315,000 per year, which will include the Christmas, Easter and holiday allowances provided by Greek law and will be subject to increase (but not decrease) from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”). The Base Salary will be subject to all lawful withholdings concerning social security contributions and taxes. It is especially agreed that for the assessment of the Base Salary the contracting parties have taken into consideration the object, nature and the special conditions of the services to be rendered and have included all amounts and allowances e.g. marriage allowance, family allowance, previous employment, off-base compensation etc. under collective labor agreements, arbitration awards and law provisions, in such a way that the Company’s sole obligation consists of paying the agreed amount. Furthermore, it is agreed and the Executive admits that the Base Salary and especially the difference between the Base Salary and the lawful minimum remuneration which may be in force in the future for the Executive includes and compensates any potential claim of the Executive deriving from any source, including, without limitation, (i) any increase of the lawful remuneration and any increase of the lawful allowances or additional amounts or indemnities either enacted in the future or derived by an alternative calculation of any allowance or amount and (ii) any kind or form of allowances, such as marriage allowance, family allowance, previous employment, or off-base compensation, including as may be enacted in the future.

(b)          Bonus Compensation.  For each fiscal year completed during the Executive’s employment under this Agreement, beginning with fiscal year 2021, the Executive will be eligible to earn an annual bonus.  The Executive’s target bonus will be 100% of the Base Salary (the “Target Bonus”), with the actual amount of any such bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board in consultation with the Executive.  In order to receive any annual bonus hereunder, the Executive must be employed through last day of the fiscal year to which such bonus relates, except as provided in Sections 5(b) and 5(c) below.  Any bonus earned will be payable not later than two and one-half (2.5) months following the close of the fiscal year to which such bonus relates.

(c)          Participation in Employee Benefit Plans.  The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. It is expressly agreed that any bonus or other benefit granted by the Company to the Executive in addition to the Base Salary, including the benefits provided in Section 2(b), constitutes a benefit granted by the Company voluntarily and on an exceptional basis. The Executive unreservedly recognizes that the Company has the right to unilaterally revoke, amend or suspend such benefit at any time. The above applies to all benefits, whether in money or kind, without need for the above be repeated on every occasion on which such voluntary benefit is granted, even if such voluntary benefit is granted regularly and over an extended period of time. Benefits, as provided in this Section 2(c), cannot be considered to fall within the Executive’s regular emoluments.

(d)          Vacations.  The Executive will be entitled to twenty-five (25) days of vacation per year, in addition to holidays observed by the Company.  Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.  Vacation shall otherwise be subject to the policies of the Company and the applicable provisions of Greek employment law, as in effect from time to time.

(e)          Business Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.          Confidential Information and Restricted Activities.

(a)          Confidential Information.  During the course of the Executive’s employment with the Company, the Executive will learn of Confidential Information, and will develop Confidential Information on behalf of the Company and its Affiliates.  The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates; provided, however, that the provisions of this Section 3(a) will not prohibit (A) disclosure to the Executive’s legal or financial advisors to the extent reasonably required in connection with their services to the Executive, provided such advisers agree not to further disclose such information; (B) retention of any documents relating to the Executive’s compensation, benefits or ongoing obligations to the Company or any of its Affiliates and any information reasonably required for tax preparation purposes; or (C) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by the Merger Agreement.  The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination.  For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any applicable trade secret law for disclosing a trade secret (y) in confidence to a competent government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document lawfully filed in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)          Protection of Documents.  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company.  The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control.  The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any Documents which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)          Assignment of Rights to Intellectual Property.  It is expressly agreed that all Intellectual Property as defined in Section 6 hereunder to be developed by the Executive during the term of his employment as part or in implementation of this Agreement or Intellectual Property to be created or invented by the Executive in implementation of his duties or in line with the Company’s instructions, whether or not the work was created or invented during his engagement hereunder, during working hours or in the Company’s premises, or through use of Executive- or Company-owned resources (e.g. personal computer, lap top computer, tablet, mobile phone, or other electronic device), which relates to, or howsoever affects, the Company's business activities, or may be used or adjusted accordingly, shall be promptly disclosed to the Company and shall be assigned to the Company (or as otherwise directed by the Company) and shall become and remain Company's exclusive property, to the extent permitted by law. The Executive hereby further assigns to the Company all copyright and industrial property rights subsisting in above work products and acknowledges that he shall have no rights, interests or claims, during or after expiry of this agreement, in relation thereto. The Company shall be free to use and exploit the Intellectual Property rights hereunder assigned for all its internal and external purposes, without compensation to the Executive beyond the agreed in Section 2 hereinabove Compensation and Benefits. Without limiting the foregoing:

(i)          Copyright.

(1)          The Executive declares hereby freely, irrevocably and unconditionally that any and all copyrightable Intellectual Property created in the future under this Agreement by the same, either exclusively by the latter or in collaboration with other employees, are works, the exploitation (economic) powers of which are in their entirety transferred to the Company, to the extent that said exploitation rights do not ipso jure vest in the Company, pursuant to articles 8 and 40, as the case may be, of the Greek Copyright Law No. 2121/1993. The said transfer and assignment applies to any and all Intellectual Property, even derivative works constituting upgraded versions of the initial ones, to be created in the future during the term of his employment.

(2)          Following foregoing transfer the Company, being the sole and lawful right-holder, shall have the right to exercise any kind of exploitation powers without any limitations, in terms of time or place or means of exploitation etc., as these powers are set forth in Greek Law 2121/1993 and to whatever cause, public presentation and amendment of any kind, granting of licenses, distribution, production of derivative works on any and all copyrightable Intellectual Property to be created by the Executive.

(3)          With regard to copyrightable works that had been created prior to the commencement of his employment, yet are further developed by the Executive in such a way that new derivative works are created, the exploitation (economic) powers are also in their entirety transferred to the Company; to that effect all the aforementioned terms set forth do further apply.

(4)          The Executive undertakes the obligation to disclose immediately and in completeness to the Company any copyright protectable Intellectual Property that should come into being in the course of the Executive’s employment under this Agreement. To that effect the Executive is further obliged to submit to the Company any data, files and other material supportive of and in general pertaining to the aforementioned copyright.

(ii)          Industrial Property.

(1)          The Executive agrees to transfer and hereby fully transfers to the Company any right, title and interest of his own on any Intellectual Property protected by the industrial property legislation, to the extent that, as per Greek law, such rights are not deemed to belong ipso jure to the Company (e.g. in case of “service inventions”) that should be either solely or jointly conceived, developed or made technically applicable during his employment under the stipulations made above. Said transfer shall take place to the extent permitted by Greek law.

(2)          The Executive undertakes the obligation to disclose immediately and in completeness to the Company any Intellectual Property protected by the industrial property legislation that should come into being in the course of this Agreement. The Executive further undertakes the obligation to acknowledge and verify the authenticity of and deliver to the Company any documents supportive of and in general pertaining to the aforementioned Intellectual Property.

(3)          If so requested by Company, the Executive shall, at Company's expense :(i) apply for a patent or request any other form of protection or registration in Greece or in any other part of the world, in relation to any of the aforementioned Intellectual Property, acting individually or in an understanding with the Company, and/or (ii) carry out any actions necessary for the concession to Company, as sole and exclusive beneficiary, of any such patents, protection or registration or any title or benefit in relation to the above, e.g. endorse any document needed in order for the Company or a third party that the Company may indicate, to acquire all Intellectual Property rights, titles and diplomas etc., in relation to the aforesaid Intellectual Property, to the extent permitted by law.

(4)          The Executive hereby irrevocably appoints the Company as his representative in order to carry out on his behalf and in his name, if so required, any action and generally use his name in order to render to the Company the total benefit deriving from this Agreement.

(5)          Above transfer of copyright and industrial property rights is valid for the term of protection of these rights, as the latter is stipulated in law, while the territorial extent of the transfer covers both Greece and the entire world. At no time will the Executive act in a manner to prejudice the rights of the Company, including by failing to notify the latter promptly in writing if the Executive becomes aware of any infringement, or suspected infringement, of the rights to the Intellectual Property. The Executive will during or after the term of this Agreement and upon the Company’s request and at the expense of the latter, assist the Company (or as otherwise directed by the Company) in obtaining, enforcing and/or maintaining the Company’s rights in the Intellectual Property.   The Executive warrants that the exploitation of the assigned rights and interests does not and will not infringe the rights of any third party and in general there is nothing that might prevent the normal exploitation by the Company of the rights and interests hereunder transferred. To that effect, the Executive shall hold the Company harmless against any and all claims eventually to be raised against the latter by any third party maintaining the infringement of its Intellectual Property rights as a result of the transfer effected as per this Agreement.  For the term of this Agreement and even after the expiry thereof, the Executive explicitly undertakes the obligation not to exercise or invoke against the Company, its successors, assignees and licensees, on any Intellectual Property to be delivered pursuant to this Section 3(c) against good faith or against business practices or in a way that the economic exploitation by the Company of the works is hindered. In particular, in terms of copyright, the Executive, as per article 16 of Law 2121/1993, unconditionally and irrevocably consents to actions and omissions on the part of the Company constituting limitation especially of: (i) the right under article 4(1) (b) of Law 2121/1993 (right to be mentioned as creator of any such work); (ii) the right under article 4(1)(c) of Law 2121/1993 (such work not to be distorted), insofar as above limitations are necessary for the exploitation of the Intellectual Property.

(d)          Restricted Activities.  The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates.  Therefore, in consideration of the SPAC Award (as defined below), the Executive’s continued employment with the Company, and the Executive being granted access to the trade secrets, other Confidential Information and good will of the Company and its Affiliates, the Executive agrees as follows:

(i)          Non-Competition.

(1)          While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of employment, (in the aggregate, the “Non-Competition Period”), the Executive will not, in any way involving the Services, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with, any business conducted or in active planning to be conducted by the Company or any of its Affiliates at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Competition Period that follows termination of the Executive’s employment, at the time of such termination, in the Restricted Area.

(ii)          Business Partner Non-Solicitation.  While the Executive is employed by the Company and during the eighteen (18)-month period immediately following termination of employment, regardless of the reason therefor (in the aggregate, the “Non-Solicitation Period”), the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 3(d)(ii) or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twelve (12)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii)          Employee Non-Solicitation.  During the Non-Solicitation Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them.  For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twelve (12)-month period immediately preceding the activity restricted by this Section 3(d)(iii).  Notwithstanding the foregoing, nothing contained herein shall prohibit or restrict Executive from (1) engaging in any general solicitation not targeted at any employee of the Company or any of its Affiliates, including non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation, or (2) hiring such Persons who have not been employees of the Company or any of its Affiliates for at least six (6) months prior to the time of hiring.

(e)          In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3.  The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable.  The Executive therefore agrees that in case of breach the obligations assumed under this Section 3, the Executive shall pay the Company as penalty an amount of Euro one hundred fifty thousand (€150,000). The payment of this penalty shall be due without prejudice to any other rights or claims of the Company, including any other right of restitution of any positive or consequential damages, and shall not release the Executive from his obligations hereunder.  The Executive further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in Section 3(d)(ii) or 3(d)(iii) above.  The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3.  No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4.          Termination of Employment.   The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)          By the Company For Cause.  The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause following a formal vote of the Board carrying at least a three-quarters (3/4) majority.  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:  (i) the Executive’s material failure to perform (other than by reason of disability), or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates, which material failure or gross negligence, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material failure or gross negligence; (ii) the Executive’s material breach of any provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates, which material breach, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material breach; (iii) the Executive’s indictment for a felony or other crime involving moral turpitude; or (iv) other willful misconduct by the Executive with respect to his duties and responsibilities to the Company or any of its Affiliates that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates.

(b)          By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)          By the Executive for Good Reason.  The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (A) a reduction in the Executive’s Base Salary or Target Bonus opportunity; (B) a material diminution in the Executive’s authority, duties or responsibilities; (C) a relocation of the Executive’s principal office by more than fifty (50) kilometers; or (D) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company.

(d)          By the Executive Without Good Reason.  The Executive may terminate his employment without Good Reason at any time upon sixty (60) days’ notice to the Company.  The Board may elect to waive such notice period or any portion thereof but, in such event, will pay to the Executive the Base Salary for the period so waived.

(e)          Death and Disability.  The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment.  The Company may terminate the Executive’s employment, in accordance with the relevant provisions of Greek employment law as in effect from time to time, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of one hundred and eighty (180) days during any period of three hundred sixty-five (365) consecutive days.  If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue.

5.          Other Matters Related to Termination.

(a)          Final Compensation.  In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation for any vacation time earned but not used as of the date his employment terminates; (iii) any earned but unpaid annual bonus for the year prior to the year in which his employment terminates (which shall be paid at the same time that annual bonuses for such year are paid to similarly-situated active employees of the Company); and (iv) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such business expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”).  Except as otherwise provided in Section 5(a)(iii) or 5(a)(iv), Final Compensation will be paid to the Executive on the date of termination.

(b)          Severance Payments.  In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, except as provided in Section 5(c) below, the Company will pay the Executive, in addition to Final Compensation, an aggregate amount equal to one (1) times the Base Salary plus the Target Bonus plus an amount equal to the premium cost of twelve (12) months of coverage under the Company’s group medical, dental, and visions plans provided to other senior executives of the Company for their individual coverage, payable on the date of termination, which is inclusive of any minimum severance indemnity due to the Executive under Greek law.

(c)          Severance Payments Upon a Change of Control.  In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above within (x) 12 months following a Change of Control or (y) within the sixty (60) day period prior to the date of a Change of Control where the Change in Control was under consideration at the time of the Executive’s termination, the Company will pay the Executive, in addition to Final Compensation, an aggregate amount equal to two (2) times the Base Salary plus the Target Bonus plus an amount equal to the premium cost of eighteen (18) months of coverage under the Company’s group medical, dental, and visions plans provided to other senior executives of the Company for their individual coverage, payable on the date of termination, which is inclusive of any minimum severance indemnity due to the Executive under Greek law (Section 5(b) or 5(c), as applicable, the “Severance Payments”).

(d)          Conditions To Severance Payments.  Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”).  The Separation Agreement must become effective, if at all, on the date the Executive’s employment terminates. In case this condition is not satisfied, the Executive will be entitled to any minimum severance indemnity due to him under Greek law.

(e)          Severance Payment in the Event of Termination by the Company for Cause.

In the event of termination of the Executive’s employment by the Company pursuant to Section 4(a), the Executive will be entitled to the minimum severance indemnity provided by Greek law, if any.

(f)          Treatment of SPAC Award Upon Certain Qualifying Terminations of Employment or Change of Control.

(i)          If the Executive’s employment is terminated pursuant to Section 4(b) or Section 4(c) either (x) within 12 months following a Change of Control or (y) within the sixty (60) day period prior to the date of a Change of Control where the Change in Control was under consideration at the time of Executive’s termination, (A) the Executive shall become fully vested and exercisable in the award of stock option and restricted stock units issued by Purchaser (as defined in the Merger Agreement) to the Executive pursuant to the terms of the Incentive Plan and an equity award agreement at or promptly following the Closing (such award, the “SPAC Award”) and (B) any outstanding award of stock options issued pursuant to the SPAC Award will remain exercisable until the earlier of (x) a period of one year following Executive’s termination date or (y) the original term of such award.  The accelerated vesting contemplated herein is conditioned upon Executive’s timely execution and nonrevocation of the Separation Agreement, as contemplated pursuant to Section 5(d).

(ii)          If, as of the date of a Change of Control the acquirer does not agree to assume or substitute for equivalent stock options any options held by Executive issued pursuant to the SPAC Award, such stock options shall become fully vested and exercisable as of the date of the Change of Control.

(g)          Benefits Termination.  The Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment.

(h)          Survival.  Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement.  The obligation of the Company to make payments or provide benefits to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance in all material respects of his obligations under Section 3 of this Agreement.   Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.          Definitions.  For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” has the meaning ascribed to such term in the Incentive Plan (as defined in the Merger Agreement).

 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Intellectual Property” means inventions, patents (inclusive of the right to be awarded with a patent), utility models, designs, improvements on existing inventions or designs, work methods and knowhow, discoveries, developments, methods, processes, compositions, works, concepts and ideas, end results, projects, preliminary or final deliverables, upgrades, trademarks, logos and/or any other information or data (whether or not patentable or protected as utility model or as an industrial design or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Restricted Area” means any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during Executive’s employment or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, any geographic area in which the Executive, at any time within the last two (2) years of the Executive’s employment with the Company, provided services or had a material presence or influence.

“Services” means any of the services that the Executive provided to the Company or any of its Affiliates at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, during the last two (2) years of the Executive’s employment with the Company.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.          Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement.  The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.          Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax, social security contributions or other amounts required to be withheld by the Company to the extent required by applicable law.

9.          Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.          Miscellaneous.  This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment; provided, however that this Agreement shall not supersede any prior assignment of intellectual property to the Company or any of its Affiliates.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Greek contract and shall be governed and construed in accordance with the laws of Greece, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, and the contracting parties subject themselves with respect to the interpretation or resolution of disputes arising hereunder to the jurisdiction of the Athens courts.

11.          Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
/s/ Christos Kaskavelis		/s/ Vasilis Gregoriou
_________________________	By:	________________________
Christos Kaskavelis		Name: Vasilis Gregoriou
Title: